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                                                                  EXHIBIT 23 (B)


                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-81573 on Form S-3 of Duke Energy Corporation of our report dated January 16, 1997 on the consolidated balance sheet of PanEnergy Corp as of December 31, 1996 and the related consolidated statements of income, common stockholders' equity and cash flows for the year ended December 31, 1996 appearing in the annual report on Form 10-K of PanEnergy Corp for the year ended December 31, 1996, and to the reference to our firm under the heading "Experts" in the Prospectus.


__________________________
KPMG LLP

Houston, Texas
September 27, 1999